Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 103 to the Registration Statement of Guggenheim Variable Funds Trust (Form N-1A; File No. 002-59353) of our report dated February 27, 2020 on the financial statements and financial highlights of Guggenheim Variable Funds Trust included in the Annual Report to shareholders for the year ended December 31, 2019.

/s/Ernst & Young LLP

Tysons, Virginia
April 27, 2020